Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283
AMSURG NAMES JOHN W. POPP, JR., M.D. TO BOARD OF DIRECTORS
NASHVILLE, Tenn. — (November 23, 2009) — AmSurg Corp. (NASDAQ: AMSG), today announced the appointment of John W. Popp, Jr., M.D. to its Board of Directors. Dr. Popp is Clinical Professor of Medicine at the University of South Carolina School of Medicine and a Medical Director for Centocor, Inc., a unit of Johnson and Johnson, which provides innovative biomedicines for debilitating immune disorders. Dr. Popp is a board-certified internist and gastroenterologist. Since 1998, he has served on the Board of Trustees for the American College of Gastroenterology and is a past President of the College. Dr. Popp is a cum laude graduate of both Yale Medical School and Vanderbilt University.
     Christopher A. Holden, President and Chief Executive Officer of AmSurg, remarked, “We are very pleased to name such an eminent gastroenterologist as Dr. Popp to our Board of Directors. Throughout his career, Dr. Popp has distinguished himself through his practice of medicine and through his extensive research and publications. He brings a unique perspective as a physician to our Board, and his appointment is a reflection of AmSurg’s focus on continually enhancing the value proposition we provide our physician partners and our ability to be their strategic partner of choice. With Dr. Popp’s experience and leadership capabilities, we are confident he will contribute to our achieving these goals and to the long-term growth of AmSurg.”
     AmSurg Corp. acquires, develops and operates ambulatory surgery centers in partnership with physician practice groups throughout the United States. At September 30, 2009, AmSurg owned a majority interest in 194 continuing centers in operation and had two centers under development.
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